Exhibit 10.3
QSI Directors’ Compensation for FY2012

	Tier 0	Tier 1	Tier 2	Tier 3
	Employee	Independent	Nominating and Compensation	Audit Committee and
	Director	Director	Committee Chairman	Board Chairman
Base Compensation	$0	$80,000	$92,500	$100,000
Restricted Stock Units	0	1,000	1,250	1,250
     Notes:
1.	In preparing this Board of Directors compensation structure, the Compensation Committee reviewed various data about current practices in light of the Company’s specific situation. Such data included information provided by compensation consultants, company industry comparisons, and various best practices sources including board-related publications.

2.	Meeting attendance is expected to be at or near a 100% level.

3.	Pay Tiers: Tier 0 is for Directors who are full-time employees, Tier 1 is for Directors who do not chair committees, Tier 2 is for Nominating and Compensation Committee Chairmen, and Tier 3 is for Audit Committee and Board Chairman. Chairmen of other committees are paid at the highest tier otherwise eligible, according to the specifically named functions above. All Directors are only paid at one tier, which is their highest eligible tier.

4.	Each Director is to be awarded units of restricted common stock upon election or re-election to the Board. The restricted stock units will be issued according to the standard form of the Company’s approved Restricted Stock Unit Agreement and will carry a restriction requiring that they vest in 2 equal installments over 2 consecutive years with the vesting dates being the annual meeting dates of the shareholders following the Director’s election or re-election. The vesting of the restricted stock units granted to a Director accelerates if a Director is terminated early or not re-elected to the Board. Restricted stock units shall be granted on a pro-rata basis for Directors elected to serve less than a full year. No voting or dividend rights apply to the shares represented by the restricted stock units until such shares are issued. It is understood that the quantity of shares represented by the restricted stock units listed above will adjust pro-rata with any stock splits that may occur after the plan is approved.

5.	All Directors must acquire a minimum of 1,000 shares of the Company’s Common Stock on the open market, which must be retained as long as they are a director. New Directors have 9 months in which to acquire such Common Stock.

6.	Base compensation shall be paid quarterly. Directors shall be paid at the highest eligible tier according to their roles, but not on multiple tiers.